Exhibit 99.1
1500 Corporate Drive
Canonsburg, PA 15317 USA
Phone 724.514.1800
Fax      724.514.1870
Web    www.mylan.com

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media)
724-514-1968
Dan Crookshank (Investors)
724-514-1813
Mylan Names Jolene Varney Chief Financial Officer
PITTSBURGH—May 28, 2009—Mylan Inc. (Nasdaq: MYL) today announced the appointment of Jolene Varney as Executive Vice President and Chief Financial Officer.
Varney has more than 20 years of experience in domestic and international finance, strategy and general management. Most recently, Varney served as senior vice president of corporate finance with Dr Pepper Snapple Group where she led the $4 billion financing and demerger of the beverage business from Cadbury Schweppes. She also was responsible for establishing the corporate finance organization and processes under the controller’s function, treasury, tax, internal audit, Sarbanes-Oxley compliance, risk management and corporate finance and analysis.
Prior to DPSG, Varney spent 18 years at Kimberly-Clark Corporation in divisional and corporate finance roles, and, most recently, as the company’s global treasurer responsible for capital structure, domestic and international treasury operations, currency and commodity exposures, pension plan and risk management teams. Prior to that, she spent three years in Europe as the general manager of Kimberly-Clark’s Central and Eastern European operations and its European adult care division.
Mylan’s Chairman and CEO Robert J. Coury commented: “At this stage in Mylan’s history, it is critical that our new Chief Financial Officer brings both a tested financial background and multinational operational breadth. Jolene has significant global experience having served in roles with increasing responsibility throughout every stage of her career.”
Coury continued: “I have been looking for a CFO who possesses the necessary skills, instincts and qualities to lead the company’s global corporate finance organization, and I am extremely pleased to have Jolene join Mylan’s senior management team in this capacity. In addition to all of her career accomplishments, which speak for themselves, her ability to lead was a quality that impressed me from the start. Her cultural fit and requisite skill set will serve Mylan well now and into the future.”
Varney commented: “I am very excited to join Mylan as CFO. Mylan is a highly regarded global pharmaceutical company, and I have been impressed with its growth and results. I very much look forward to contributing to the company as it continues its journey to become the most efficient global generics and specialty pharmaceutical company in the world. Having spent my career in many areas of finance and in operational roles, this is an exciting opportunity for me to lead Mylan’s global finance organization.”

As a member of the company’s executive and senior leadership teams, Varney will be responsible for all of Mylan’s global finance functions including accounting and control, financial planning and analysis, treasury, tax and investor relations. She will begin her role with Mylan June 8.
Mylan Inc., which provides products to customers in more than 140 countries and territories, ranks among the leading diversified generics and specialty pharmaceutical companies in the world. The company maintains one of the industry’s broadest — and highest quality — product portfolios, supported by a robust product pipeline; owns a controlling interest in the world’s third largest active pharmaceutical ingredient manufacturer; and operates a specialty business focused on respiratory and allergy therapies. For more information, please visit www.mylan.com.
###